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contract\ta\openend\bt98\trans2.doc
                                                                  Exhibit h(1)

                     TRANSFER AGENCY AND SERVICES AGREEMENT

         THIS AGREEMENT, dated as of this 10th day of December, 1998 between BT INSURANCE FUNDS TRUST (the "Fund"), a Massachusetts business trust having its principal place of business at 53 State Street Boston Massachusetts 02109 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive Westboro, Massachusetts 01581.

                                   WITNESSETH

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, the Fund initially intends to offer shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Fund on behalf of the Portfolios, desires to appoint Investor Services Group as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and Investor Services Group desires to accept such appointment;


         WHEREAS,  Investor Services Group desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and Investor Services Group agree as follows:

Article  1        Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Investor Services Group from time to time.

                  (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

                  (d) "Commission" shall mean the Securities and Exchange Commission.

                  (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (f) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (g) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (h) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

                  (i) "Portfolio" shall mean each separate series of shares offered by the Fund representing interest in a separate portfolio of securities and other assets;

                  (j) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                  (l) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                  (m) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2        Appointment of Investor Services Group.

         The Fund, on behalf of the Portfolios, hereby appoints and constitutes Investor Services Group as transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as shareholder servicing agent for the Fund and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3        Duties of Investor Services Group.

         3.1 Investor Services Group shall be responsible for:

                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between Investor Services Group and the Fund.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Investor Services Group shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                  (c) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and Investor Services Group.

         3.3 Investor Services Group agrees to provide the services described herein in accordance with the Performance Standards annexed hereto as Exhibit 1 to Schedule A and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.

Article 4         Recordkeeping and Other Information.

         4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, Investor Services Group will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5         Fund Instructions.

         5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. Investor Services Group will also have no liability when processing Share certificates with the proper countersignature of Investor Services Group which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund.

         5.2 At any time, Investor Services Group may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund (with the Fund's consent), or its own legal counsel, with respect to any matter arising in connection with this Agreement, and subject to Section 11.1, it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund. Written Instructions requested by Investor Services Group will be provided by the Fund within a reasonable period of time.

         5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article  6        Compensation.

         6.1 The Fund on behalf of each of the Portfolios will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

         6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.

         6.3 The Fund on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses within fifteen (15) days following the receipt of the respective invoice.

         6.4 The Fund acknowledges that the fees that Investor Services Group charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and Article
12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

Article  7        Documents.

         In connection with the appointment of Investor Services Group, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.

Article  8        Transfer Agent System.

         8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Fund herein (the "Investor Services Group System").

         8.2 Investor Services Group hereby grants to the Fund a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate upon the termination of this Agreement.

Article  9        Representations and Warranties.

         9.1 Investor Services Group represents and warrants to the Fund that:

     (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

                  (e) it has and will  continue to have access to the  necessary
         facilities,   equipment   and  personnel  to  perform  its  duties  and
         obligations under this Agreement.

         9.2 The Fund represents and warrants to Investor Services Group that:

     (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Article of Incorporation and By-Laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

                  (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10        Indemnification.

         10.1 Investor Services Group shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from (1) a negligent act or omission to act, willful misconduct or bad faith by Investor Services Group in the performance of its duties hereunder and/or (2) breach of any representation or warranty of Investor Services Group in this Agreement;

                  (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Fund, or any third party authorized in writing to act on behalf of the Fund in the performance of Investor Services Group's duties and obligations hereunder;

                  (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

                  (d) the Fund's refusal or failure to materially comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or willful misconduct or the material breach of any representation or warranty of the Fund made herein.

         Except where Investor Services Group is entitled to indemnification under Section 10.1 hereof, Investor Services Group shall indemnify and hold the Fund (and the relevant Portfolio harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees) losses, damages, charges, payments and liabilities of any sort or kind arising out of or attributable to Investor Services Group's failure to comply with the terms of this Agreement or arising out of or attributable to Investor Services Group's negligence, willful misconduct or bad faith or breach of any representations or warranties of Investor Services Group in this Agreement.

         10.2 In any case in which either party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party in writing promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. the Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.3 Any claim for indemnification under this Agreement must be made prior to the earlier of:

     (a) one year after the Fund becomes aware of the event for which indemnification is claimed; or

                  (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this
Article 10 may apply.

Article  11       Standard of Care.

         11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Notwithstanding any provision in this Agreement to the contrary, Investor Services Group's cumulative liability (to the Fund) for all Claims arising out of or related to this Agreement and regardless of the form of action or legal theory shall not exceed five million ($5,000,000) dollars.

         11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12       Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article  13       Term and Termination.

         13.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term").

         13.2 Upon expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety
(90) days and not more than one hundred eighty (180) days prior to the expiration of the Initial Term or the current renewal term. In the event the
Fund shall  provide  Investor  Services  Group  with  notice to  terminate  this
Agreement, it shall be deemed that the Fund has given similar notice to terminate the Administration Agreement between the Fund and Investor Services Group and the Distribution Agreement between the Fund and First Data Distributors, Inc., and such other agreements shall terminate on the same date as this Agreement; provided, however, that Investor Services Group, in its sole discretion, shall have the right to waive this cross termination provision with respect to either or both agreements.

         13.3 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

         13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may immediately terminate this Agreement by giving written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights or remedies it might have under this Agreement or otherwise against the Defaulting Party.

         13.5 In the event that Investor Services Group has failed to meet a specific Performance Standard, as set forth in Exhibit 1 to Schedule A, in any two consecutive calendar quarters, the Fund may terminate this Agreement upon ninety (90) days written notice to Investor Services Group. The Fund must provide such notice within thirty (30) days following the end of second calendar quarter if it intends to exercise its option under this Section 13.5. Notwithstanding the foregoing, the Fund's right under this Section 13.5 shall not become effective until ninety (90) days following the effective date of this Agreement.

Article  14       Additional Portfolios.

         In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Fund desires to have Investor Services Group render services as transfer agent under the terms hereof, the Fund shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services,
Exhibit 1 shall be amended to include such additional Portfolios.

Article  15       Confidentiality.

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and Investor Services Group may use the Confidential Information only to exercise its rights under this Agreement. Except as required by law, the Fund and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and Investor Services Group may, however, disclose Confidential Information to its employees, auditors, counsel, regulatory authorities and others agreed to by Investor Services Group and the Fund who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Fund and Investor Services Group may also disclose the Confidential Information to independent contractors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2     Proprietary Information means:

                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Investor Services Group a competitive advantage over its competitors; and

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

Article  16       Force Majeure.

         16.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; or (iv) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

         16.2  Notwithstanding  the foregoing  Section 16.1,  Investor  Services
Group agrees to maintain a Business Contingency Plan for the purpose of mitigating the disruption of the services provided to the Fund hereunder which may result from an uncontrollable event as described in Section 16.1.

Article 17        Assignment and Subcontracting.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. Investor Services Group may engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group with the prior written consent of the Fund, which consent shall not be unreasonably withheld, provided however, that Investor Services Group shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 18        Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  c/o BT Alex Brown
                  One South Street
                  Baltimore, Maryland 21202
                  Attention:  Brian Wixted

                  To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to Investor Services Group's General Counsel

Article 19        Governing Law/Venue.

         The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement.

Article 20        Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 21        Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 22        Publicity.

         Neither Investor Services Group nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 23        Relationship of Parties/Non-Solicitation.

         23.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         23.2 During the term of this Agreement and for one (1) year afterward, neither party shall recruit, solicit, employ or engage, for itself or others, the employees of the other party.

Article 24        Limitation of Trustee/Shareholder Liability.

         A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

Article 25        Entire Agreement; Severability.

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                            BT INSURANCE FUNDS TRUST

                       By:                   /s/William                   E.
Small

                                            Title:  President


                                       FIRST DATA INVESTOR SERVICES GROUP, INC.

                                            By: /s/Barbara                   L.
Worthen

                         Title: Executive Vice President
                                                    General
         Counsel

                                    Exhibit 1

                               LIST OF PORTFOLIOS

                                 Small Cap Fund
                            International Equity Fund
                               Managed Assets Fund
                              Small Cap Index Fund
                             EAFE Equity Index Fund
                              Equity 500 Index Fund
                               US Bond Index Fund

                                   Schedule A

                        DUTIES OF INVESTOR SERVICES GROUP

         1. Shareholder Information. Investor Services Group shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

         2. Shareholder Services. Investor Services Group shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between Investor Services Group and the Fund.

         3. Mailing Communications to Shareholders; Proxy Materials. Investor Services Group will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, Investor Services Group will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         4.       Sales of Shares

                  (a) Investor Services Group shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of Investor Services Group to rely on such Written Instructions or official notice.

                  (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, Investor Services Group will endeavor to: (i) give prompt notice of such return to the Fund or its designee;
(ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as Investor Services Group may from time to time deem appropriate.

         5.       Transfer and Repurchase

                  (a) Investor Services Group shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

                  (b) Investor Services Group will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as Investor Services Group reasonably may deem necessary.

                  (c) Investor Services Group reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Investor Services Group also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which Investor Services Group, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (d) When Shares are redeemed, Investor Services Group shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by Investor Services Group reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

                  (e) Investor Services Group shall, upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by Investor Services Group from the Fund.

                  (f) Investor Services Group shall not process or effect any repurchase with respect to Shares of the Fund after receipt by Investor Services Group or its agent of notification of the suspension of the determination of the net asset value of the Fund.

         6.       Dividends

                  (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to Investor Services Group Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

                  (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide Investor Services Group with sufficient cash to make payment to the Shareholders of record as of such payment date.

                  (c) If Investor Services Group does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, Investor Services Group will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to Investor Services Group.

         7. In addition to and neither in lieu nor in contravention of the services set forth above, Investor Services Group shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to:
maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                                  Exhibit 1 to
                                   SCHEDULE A


                              PERFORMANCE STANDARDS


                   Process all Fund transactions - 98.5% or better accuracy rate on an annualized basis in accordance with the following formula:

                                                   Errors in the Quarter
                                ----------------------------------------------
                           Average Annual Transaction
                      Volume, Based on the Prior Quarter's
                                            Actual Total Transactions Processed

                                   Schedule B

                                  Fee Schedule


1.       FEES

A.        Annual Fees:     $7,200   per  year  per   Portfolio   for  first  5
                                            Portfolios to commence operations

                           $6,000   per   year  per   Portfolio   for  next  2
                                            Portfolios to commence operations

B.        Additional Classes $6,000 per year per Portfolio  for each  additional share class, not including the initial share class

C.        Conversion Costs:                      $10,000 one time start-up fee

The foregoing fees assume that Investor Services Group will provide services to no more than fifteen (15) shareholder accounts per Portfolio. If the foregoing assumption proves to be incorrect, the parties agree to renegotiate the foregoing fees.


2.       GENERAL

A. Investor Services Group may charge a service fee equal to the lesser of (i) one and one-half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any unpaid amounts, unless such amounts are ultimately determined not due in accordance with the Payment Dispute Procedure. The Fund shall also reimburse Investor Services Group for all reasonable expenses to collect delinquent amounts, including reasonable attorney's fees and court costs.

B. Investor Services Group may adjust any annual or monthly fees once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average. All items (unadjusted) - (1982-84=100), published by the U.S Department of Labor since the last such adjustment in the Fund's monthly fees (or the effective date absent a prior such adjustment).

C. It is specifically understood by the parties that fees for additional Portfolios which are not included in Exhibit 1 under "LIST OF PORTFOLIOS" will be negotiated and charged separately by Investor Services Group and are not included in the fees referenced above. Investor Services Group reserves the right to renegotiate the fees set forth on this Schedule B and in Section 6 of the Agreement should the actual services required vary materially from the assumptions provided. It is specifically understood by the parties that fees for those services provided by Investor Services Group which are not described in
Article 3 of the Agreement or which are not included on Schedule A under "Duties of Investor Services Group" will be charged separately by Investor Services Group and are not included in the fees referenced above.

                                   Schedule C
                             OUT-OF-POCKET EXPENSES

         The Fund shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

         -        Microfiche/microfilm production
         -        Magnetic media tapes and freight
         - Printing costs, including certificates, envelopes, checks and stationery
         - Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund
         -        Due diligence mailings
         - Telephone and telecommunication costs, including all lease, maintenance and line costs
         -        Ad hoc reports
         -        Proxy solicitations, mailings and tabulations
         -        Daily & Distribution advice mailings
         -        Shipping, Certified and Overnight mail and insurance
         -        Year-end form production and mailings
         - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
         -        Duplicating services
         -        Courier services
         -        Incoming and outgoing wire charges
         -        Federal Reserve charges for check clearance
         -        Overtime, as approved by the Fund
         -        Temporary staff, as approved by the Fund
         -        Travel and entertainment, as approved by the Fund
         - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
         -        Third party audit reviews
         -        Ad hoc SQL time
         - All Systems enhancements after the conversion at the rate of $100.00 per hour
         -        Insurance
         - Such other miscellaneous expenses reasonably incurred by Investor Services Group in performing its duties and responsibilities under this Agreement.

         The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Fund will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Fund and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

                                   Schedule D

                                 Fund Documents

         - Certified copy of the Articles of Incorporation of the Fund, as amended

         -        Certified copy of the By-laws of the Fund, as amended,

         - Copy of the resolution of the Board of Directors authorizing the execution and delivery of this
                  Agreement

         - Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

         - All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

         - Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

         - All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.